Exhibit 8.1

[Letterhead of Sullivan & Cromwell LLP]

February 7, 2017

Clipper Realty Inc.,

4611 12th Avenue, Suite 1L,

Brooklyn, New York 11219.

Ladies and Gentlemen:

We have acted as counsel to Clipper Realty Inc. (the “Company”) in connection with the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of up to 8,066,470 shares of common stock of the Company, $0.01 par value per share, under the registration statement on Form S-11 (the “Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission.

In rendering this opinion, we have reviewed such documents as we have considered necessary or appropriate. In addition, we have, without independent investigation, relied as to certain factual matters upon the statements and representations contained in the letter provided to us by the Company, dated as of the date hereof (the “Certificate”). No facts have come to our attention that would cause us to question the accuracy and completeness of such statements and representations.

In rendering this opinion we have also assumed, with your approval, that (i) the factual statements and representations made in the Certificate are true and correct and (ii) the Certificate has been executed by an appropriate and authorized officer of the Company.

Based on the foregoing and in reliance thereon and subject thereto and on an analysis of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder, judicial authority and current administrative rulings and such other laws and facts as we have deemed relevant and necessary, we hereby confirm our opinion that, commencing with the Company’s taxable year ending December 31, 2015, the Company has been organized in conformity with the current requirements for qualification as a REIT under the Code, the Company’s method of operation has enabled the Company to satisfy the requirements for qualification and taxation as a REIT under the Code for the Company’s taxable years ending prior to the date hereof and the Company’s current and proposed method of operation will enable the Company to satisfy the current requirements for qualification and taxation as a REIT under the Code for subsequent taxable years. This opinion represents our legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court.

Clipper Realty Inc.	-2-

The Company’s qualification as a REIT will depend upon the continuing satisfaction by the Company of the requirements of the Code relating to qualification for REIT status, which requirements include those that are dependent upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. We do not undertake to monitor whether either the Company actually has satisfied or will satisfy the various REIT qualification tests.

Furthermore, we hereby confirm to you that, in our opinion, insofar as they purport to describe provisions of United States Federal income tax law, the statements set forth under the caption “Material U.S. Federal Income Tax Consequences” in the Prospectus included in the Registration Statement are accurate in all material respects.

We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement of which the Prospectus is a part and the reference to us under the caption “Material U.S. Federal Income Tax Consequences”. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP